Exhibit 99.1

ARRAY TECHNOLOGIES CLOSES UPSIZED OFFERING OF ITS 2.875% CONVERTIBLE SENIOR NOTES

•	$345 million raised; approximately $334 million of net proceeds

•	$233 million of term loan outstanding balance to be repaid with proceeds

•	$78 million of proceeds used to repurchase $100 million principal of 1.00% Convertible Senior Notes due 2028

•	$35 million of proceeds used to acquire Capped Calls elevating conversion price to $12.74 per share

ALBUQUERQUE, N.M., JUNE 27, 2025 — ARRAY Technologies, Inc. (NASDAQ: ARRY) (the “Company” or “ARRAY”) today announced the closing of its previously announced private offering of $345 million aggregate principal amount of its 2.875% convertible senior notes due July 2031 (the “Notes”). The Notes were sold in a private offering only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering represents the aggregate of both the previously announced, upsized offering of $300 million, as well as the full exercise of the $45 million option to purchase additional Notes granted by ARRAY to the initial purchasers of the Notes.

Kevin G. Hostetler, Chief Executive Officer of ARRAY said, “This successful offering marks a significant milestone in our ongoing efforts to strengthen ARRAY’s capital structure and position the company for long-term growth. By refinancing higher-cost debt and proactively managing our debt maturity profile, we are enhancing our financial flexibility while minimizing potential dilution for shareholders. These actions reflect our continued commitment to disciplined capital allocation and delivering sustainable value.”

H. Keith Jennings, Chief Financial Officer of ARRAY added, “We are pleased with the strong demand for our convertible notes offering, which allowed us to upsize the transaction and optimize our balance sheet. The repayment of our term loan affords us the full maturity extension of our revolving credit facility, and the repurchase of a portion of our 2028 convertible notes at a discount generates meaningful shareholder value. Additionally, the capped call transactions provide important protection against dilution, aligning with our focus on prudent financial management.”

The net proceeds from the offering were approximately $334.1 million, after deducting the initial purchasers’ discounts and estimated expenses payable by ARRAY. ARRAY intends to use (i) a portion of the net proceeds, together with approximately $12.1 million cash on hand, to fully repay the approximately $232.8 million of outstanding indebtedness under its term loan facility, (ii) approximately $35.1 million of the net proceeds to fund the cost of entering into the capped call transactions and (iii) a portion of the net proceeds to fund repurchases of approximately $100 million in aggregate principal amount of its outstanding 1.00% Convertible Senior Notes due 2028 for approximately $78.3 million in cash, plus accrued and unpaid interest.

The capped call transactions entered into in connection with the offering are expected to generally reduce potential dilution to the common stock upon conversion of the Notes or to offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with the reduction or offset subject to a cap initially equal to $12.74 per share. The capped calls have an initial strike price of $8.12 per share, subject to adjustments, which corresponds to the initial conversion price of the Notes.

Total annual net interest expense savings resulting from these transactions is expected to be approximately $9 million and will enhance free cash flow generation.

About Array Technologies, Inc.

ARRAY Technologies, Inc. (NASDAQ: ARRY) is a leading global provider of solar tracking technology to utility-scale and distributed generation customers, who construct, develop, and operate solar PV sites. With solutions engineered to withstand the harshest weather conditions, ARRAY’s high-quality solar trackers, software platforms and field services combine to maximize energy production and deliver value to ARRAY’s customers for the entire lifecycle of a project. Founded and headquartered in the United States, ARRAY is rooted in manufacturing and driven by technology - relying on its domestic manufacturing, diversified global supply chain, and customer-centric approach to design, deliver, commission, train, and support solar energy deployment around the world. For more news and information on ARRAY, please visit arraytechinc.com.

Media Contact:

Nicole Stewart

505-589-8257

nicole.stewart@arraytechinc.com

Investor Relations Contact:

ARRAY Technologies, Inc.

Investor Relations

investors@arraytechinc.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “shall,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to the intended use of the net proceeds and the expected savings from the offering. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward looking statements, including risks and uncertainties associated with market conditions, including market interest rates, the trading price and volatility of ARRAY’s common stock, the Company’s business and operations and results of financing efforts, including those described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and subsequent reports and other documents on file with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release. Except as required by law, the Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.